UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number:
333-130684-29
Morgan Stanley Capital I Inc., as registrant on behalf of its issuing entity, Morgan Stanley Capital I Trust 2007-IQ13
(Exact name of registrant as specified in its charter)

333-130684
(Commission File Number of depositor)
1585 Broadway, New York, New York, 10036, (212) 761-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Morgan Stanley Capital I Trust 2007-IQ13
Commercial Mortgage Pass-Through Certificates, Series 2007-IQ13
Class:
A-1
A-1A
A-2
A-3
A-4
A-M
A-J
(Title of each class of securities covered by this Form)
None
(Titles of all other securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file
reports:
Rule 12g-4 (a) (1) (i)
Rule 12h-3 (b) (1) (i)
Rule 12g-4 (a) (1) (ii)
Rule 12h-3 (b) (1) (ii)
Rule 12g-4 (a) (2) (i)
Rule 12h-3 (b) (2) (i)
Rule 12g-4 (a) (2) (ii)
Rule 12h-3 (b) (2) (ii)
Rule 15d-6
X
Approximate number of holders of record as of the certification or notice date:
79
Pursuant to the requirements of the Securities Exchange Act of 1934, Morgan Stanley Capital I Inc., as registrant on behalf of its issuing entity, Morgan Stanley Capital I Trust 2007-IQ13, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Morgan Stanley Capital I Inc.
(Registrant)
Date:
1/28/2008
/s/ :
Anthony Sfarra
(Signature)
Anthony Sfarra
Vice President